Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307


                                October 24, 2000




Ms. Shannon Sherer
Java Solutions, Inc.
17418 Shadow Valley Drive
Spring, Texas 77379


         RE:      Java Solutions, Inc.
                  Form SB-1


Dear Ms. Sherer:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described therein. This letter shall also serve as my consent to the inclusion of my opinion on the financial statements of the Corporation as a part of that registration statement and to my being named in the 'Experts' section of the registration statement as an expert in accounting and auditing.

         Please advise me if I may be of any further service in this respect.

Sincerely yours,


/s/  Charles E. Smith
---------------------
     Charles E. Smith